AMENDMENT NO. 1

TO

AGREEMENT AND DECLARATION OF TRUST OF

M3SIXTY MANAGER OF MANAGERS TRUST

This Amendment No. 1 (the “Amendment”) to the Agreement and Declaration of Trust of M3Sixty Manager of Managers Trust (the “Trust”) amends, effective August 17, 2016, the Agreement and Declaration of Trust of the Trust dated as of May 29, 2015, as amended (the “Agreement”).

Under Section 5 of Article IX of the Agreement, this Amendment may be amended at any time by an instrument in writing signed by a majority of the Board of Trustees.

WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Section 1 of Article I is amended to read as follows:

“Section 1. Name. The name of the Trust hereby created is “M3Sixty Funds Trust” and the Trustees shall conduct the business of the Trust under that name, or any other name as they may from time to time determine.”

2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, each a Trustee of the Trust, has executed this Amendment as of August 17, 2016.

By:	/s/Randall K. Linscott
Randall K. Linscott
Trustee